Exhibit 99.1

Specialty Chemical Company China XD Plastics Announces Fourth Quarter and Fiscal Year 2019 Financial Results

– Revenue of $1,448.2 million –

HARBIN, China, June 1, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (“China XD Plastics” or the “Company”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights

•	Revenue was $310.5 million, a decrease of 11.2% YoY and a decrease of 16.8% sequentially

•	Gross profit was $43.7 million, a decrease of 30.0% YoY and a decrease of 27.3% sequentially

•	Gross margin of 14.1%, a decrease of 370 basis points YoY and a decrease of 200 basis points sequentially

•	Net loss was $65.0 million, compared to net income $13.0 million in the same period last year and net income of $17.0 sequentially

•	EBITDA was negative $27.3 million, a decrease of 171.1% YoY and a decrease of 150.0% sequentially. A description of the adjustments from GAAP net loss to EBITDA is detailed in the table captioned "Reconciliation of GAAP and Non-GAAP Results" following this press release.

•	Total volume shipped was 67,018 metric tons, down 46.3% YoY and a decrease of 27.2% sequentially

Full Year 2019 Financial Summary

•	Revenue was $1,448.2 million, an increase of 13.6% from $1,274.8 million for the full year 2018

•	Gross profit was $219.4 million, a decrease of 0.1% from $219.6 million for the full year 2018

•	Gross profit margin of 15.1%, a decrease of 210 basis points from 17.2% for the full year 2018

•	Net income was $3.1 million, a decrease of 95.5% from $68.3 million for the full year 2018

•	EBITDA was $145.0 million, a decrease of 16.3% YoY from $173.3 million for the full year 2018. A description of the adjustments from GAAP net income to EBITDA is detailed in the table captioned "Reconciliation of GAAP and Non-GAAP Results" following this press release.

•	Total volume shipped was 360,072 metric tons, a decrease of 18.8% from 443,443 metric tons for the full year 2018

"Our fiscal 2019 results were consistent with the overall slow recovery of China auto industry,' said Jie Han, Chairman of the Board of Directors and Chief Executive Officer. 'The trade tension between China and United States, the stricter environmental protection standard, and larger reduction of subsidies on new energy vehicles, have generated a lot of pressure on the entire auto industry in China, resulting in depressed domestic demand. China XD has taken proactive measures to respond these changes. Since the second quarter of 2019, we have achieved revenues by increased sales of new categories of higher-end products of PA66 and PA6 produced with high-priced raw materials with higher selling price in domestic market; and sales of high-priced semi-finished goods in domestic market to accelerate inventory turnover and replenish operating funds. We are pleased to see an overall increase of 45.9% in the average RMB selling price of our products, partially offset the decreased sales volume of 18.8% for the year ended December 31, 2019. At the same time, the Company has achieved a rapid increase of customer orders in non-automobile applications, evidenced by our stable sales growth in several domestic regions. "

"For 2020, the  COVID-19 has caused a sharp fall in production and sales of the Chinese automotive industry, with the risk of supply disruption of some parts of the domestic automobile industry increased. As a result, China XD has responded to start producing raw materials for PPE such as goggles and masks, to help alleviate the pandemic to our communities and mitigate the negative impact of world pandemic on Chinese auto industry."

"We are committed to complete industrial project for upgrading existing equipment for 100,000 metric tons of engineering plastics by the end of second quarter of 2020, and our Qinling Road Project and Jiangnan Road Project for equipment upgrade and factory revamping by the end of the third quarter of 2020, thus bringing the production capacity in Heilongjiang Campus back to 390,000 MT. At the same time, we expect to complete additional 10 production lines our Sichuan plant by the end of the third quarter of 2020, thus to bring the total capacity of Sichuan base to 300,000 MT. Together with the production capacity ramp up in Dubai, we will continue to remain our ability to make further inroads into more specialized high-end products for various important new markets"

"We will continue to optimize our management structure and enhance our operating efficiency. And we are confident, through our cooperation with Chinese big banks to succeed Company’s expansion strategy in multiple regions and sectors, and to be confident with our core market positioning and expanded platform for growth." Mr. Han concluded.

Fourth Quarter 2019 Results

Revenues were $310.5 million for the fourth quarter of 2019, compared to $349.8 million for the same period of 2018, representing a decrease of $39.3 million, or 11.2%. The year-over-year decrease was primarily as a combined result of a 46.3% decrease in sales volume, a depreciation of RMB against US dollars by 4.2% and partially offset by a 69.5% increase in average RMB selling price of our products, as compared with those of last year.

(i) Domestic market

For the three-month period ended December 31, 2019, revenues from domestic market decreased by US$41.5 million or 12.4% compared with that in the same period of last year, as a combined result of: i) a decrease of 47.0% in sales volume; ii) a depreciation of RMB against US dollars by 4.2%, and partially offset by iii) an increase of 69.5% in the average RMB selling price of our products, as compared with those of last year.

According to the China Association of Automobile Manufacturers, during the fourth quarter of 2019, the decline in China's auto production and sales continues to narrow, but the overall market rebound is slow, witnessed by the increase of 0.03% in auto production, and decrease of 0.03% in auto sales, respectively, compared to the same periods in 2018. Though the Company kept its positive efforts to expand our marketing areas and customer bases and to meet their new requirements in domestic markets, the Company has achieved sales growth of 232.1% in South China and 6.7% in Central China, we still had sales decrease of 30.3% in Northeast China, 18.7% in North China, 16.1% in Southwest China and 9.5% in East China.

As for the RMB selling price, the increase of 69.5% was mainly due to: i) increased sales of new categories of higher-end products of PA66 and PA6 produced with high-priced raw materials with higher selling price in domestic market; and ii) sales of high-priced semi-finished goods in domestic market during the three-month period ended December 31, 2019.

 (ii) Overseas market

Overseas sales were $16.9 million, accounting for 5.4% of total sales for the fourth quarter of 2019, as compared to $15.0 million and accounting for 4.3% of total sales for the same period of 2018. After a successful trial production at our production base in Dubai in November 2018, the Company has established business relationships with new customers in UAE and India, and shipped products to the end users in Europe and Southeast Asia. We are optimistic about the prospect of our business expansion overseas.

Premium products (PA66, PA6, POM, PPO, Plastic Alloy and PLA) in total accounted for 90.6% of revenues from sales of finished goods in the fourth quarter of 2019, compared to 78.3% in the prior year period. The Company continued to shift its production mix from traditional lower-end products to higher-end products such as PA66 and PA6, primarily due to (i) greater growth potential of advanced modified plastics in luxury automobile models in China, (ii) the stronger demand as a result of promotion by the Chinese government for clean energy vehicles and (iii) better quality from end consumer recognition of higher-end cars made by automotive manufacturers from Chinese and Germany joint ventures, and U.S. and Japanese joint ventures, which manufacturers tend to use more and higher-end modified plastics in quantity per vehicle in China.

Gross profit was $43.7 million for the fourth quarter of 2019, compared to $62.4 million for the same period of 2018, representing a decrease of $18.7 million, or 30.0%. Gross margin was 14.1% compared to 17.8% in the fourth quarter of 2018, primarily due to the implementation of low price strategy on higher-end products to penetrate the new markets.

General and administrative (G&A) expenses were $14.8 million for the fourth quarter of 2019, compared to $8.6 million for the same period of 2018, representing an increase of $6.2 million, or 72.1%. The increase was primarily due to the increase of professional fees, salary and welfare, travelling and transportation and miscellaneous expenses.

Provision for doubtful accounts were US$62.8 million for the fourth quarter of 2019, compared to nil for the same period of 2018. As of December 31, 2019, our main UAE customer had US$62.8 million of overdue accounts receivable and the customer failed to make payments within the extended period under the agreed extended repayment plan. Based on its assessment of the collectability of the amounts due from the customer, the Company provided an allowance for doubtful accounts of US$62.8 million for the fourth quarter of 2019.

Research and development (R&D) expenses were $10.8 million for the fourth quarter of 2019, compared to $26.9 million for the same period of 2018, representing a decrease of US$16.1 million, or 59.9%. The decrease was mainly due to a decrease of US$15.9 million in raw materials consumption. As of December 31, 2019, the number of ongoing research and development projects was 357.

Operating loss was $45.3 million for the fourth quarter of 2019, compared to $24.1 million of operating income for the same period of 2018, representing a decrease of US$69.4 million, or 288.0%. This substantial decrease is primarily due to the decreased gross profit by 30%, a provision of doubtful accounts of US$62.8 million for a UAE customer, and higher G&A expenses, partially offset by the lower selling expenses and R&D expenses.

Net interest expense was $20.5 million for the fourth quarter of 2019, compared to net interest expense of $13.1 million for the same period of 2018, representing an increase of $7.4 million or 56.5%, primarily due to  (i) the increase of interest expense due to the increase of the average short-term and long-term loan balance in the amount of $965.7 million for the three-month period ended December 31, 2019 compared to $933.3 million for the same period in 2018, and the average loan interest rate increased to 5.1% for the three-month period ended December 31, 2019 compared 4.6% of the same period in 2018; (ii) the decrease of interest income resulting from the decrease of weighed average deposit balance in the amount of US$145.2 million for the three-month period ended December 31, 2019 compared to US$270.2 million for the same period in 2018, and the average interest rate decreased to 0.4% for the three-month period ended December 31, 2019 compared to 0.5% of the same period in 2018

Income tax expense was US$2.2 million for the fourth quarter of 2019, representing an effective income tax rate of negative 3.5%, compared to income tax benefit of US$0.5 million in the same period of 2018, representing an effective income tax rate of negative 3.6%. The increase of effective income tax rate was primarily due to the increased operating loss in Dubai Xinda.

Net loss was US$65.0 million for the fourth quarter of 2019, compared to net income of US$13.0 million for the same period of 2018, representing a decrease of US$78.0 million, or 600.0%. Basic and diluted losses per share for the fourth quarter of 2019 were both US$0.97, compared to US$0.20 earnings per share per share for the same period of 2018.

The average number of shares used in the computation of basic and diluted losses per share for the three months ended December 31, 2019 was 66.9 million, compared to 50.5 million shares for earnings per share in the prior year period.

Earnings before interest, tax, depreciation and amortization (EBITDA) was negative $27.3 million for the fourth quarter of 2019, compared of $38.4 million for the same period of 2018, representing a decrease of $65.7 million, or 171.1%. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Full Year 2019 Financial Results

Revenue was $1,448.2 million in fiscal 2019, compared to $1,274.8 million in fiscal 2018, representing an increase of US$173.4 million or 13.6%. The year-over-year increase was primarily due to the combined result of: (i) an increase of 45.9% in the average RMB selling price of our products, partially offset by (ii) the decrease of 18.8% in the sales volume; and (iii) a depreciation of RMB against US dollars by 6.0%, as compared with those of last year.

(i) Domestic market

Revenue from domestic market increased by 10.1% or US$127.2 million, as a result of  (i) an increase of 43.6% in the average RMB selling price of our products; and partially offset by (ii) a decrease of 20.0% in sales volume; and (iii) a depreciation of RMB against US dollars by 6.0% as compared with those of last year.

According to the China Association of Automobile Manufacturers, automobile production and sales in China decreased by 7.5% and 8.2%, respectively, for twelve months of 2019 as compared to the same period of 2018. The weakening in macroeconomic conditions since summer of 2018 continued to exacerbate automobile business environment, but thanks to our positive efforts to expand our marketing areas and customer bases and to meet their new requirements, the Company has achieved sales growth of 30.2% in Northeast China, 22.0% in South China, 18.0% in Central China, and 9.0% in North China, partially offset by the sales decrease of 6.4% in East China and 2.4% in Southwest China.

As for the RMB selling price, the increase of 43.6% was mainly due to: (i) increased sales of new categories of higher-end products of PA66 and PA6 produced with high-priced raw materials with higher selling price in domestic market; and (ii) sales of high-priced semi-finished goods in domestic market during the year ended December 31, 2019.

(ii) Overseas market

Overseas sales were US$61.2 million in the year ended December 31, 2019 as compared to US$15.0 million in prior year.

After a successful trial production at our production base in Dubai in November 2018, the Company has established business relationships with new customers in UAE and India, and shipped products to the end users in Europe and Southeast Asia.

We have experienced a delay in cash collection from a major customer in UAE. As of December 31, 2019, we provided an allowance of US$62.8 million for the overdue accounts receivable from the major customer in UAE, as the customer failed to make payments within the extended period under the agreed extended repayment plan.

Premium products (PA66, PA6, Plastic Alloy, PLA, POM and PPO) in total accounted for 85.6% of revenues from sales of finished goods in 2019, compared to 79.1% for the same period of 2018. The Company continued to shift production mix from traditional lower-end products such as PP to higher-end products such as PA66, PA6, and PPO, primarily due to (i) greater growth potential of advanced modified plastics in luxury automobile models in China, (ii) the stronger demand as a result of promotion by the Chinese government for clean energy vehicles and (iii) better quality demand from and consumer recognition of higher-end cars made by automotive manufacturers from Chinese and Germany joint ventures, Sino-U.S. and Sino-Japanese joint ventures, which manufacturers tend to use more and higher-end modified plastics in quantity per vehicle in China.

The Company also sold high-priced semi-finished goods with discounted price in domestic markets during the twelve-month period ended December 31, 2019 in order to accelerate inventory turnover and replenish operating funds.

Gross profit was US$219.4 million in 2019, as compared to US$219.6 million in 2018,  representing a decrease of US$0.2 million, or 0.1%, Our gross margin decreased to 15.1% during 2019 from 17.2% in 2018, primarily due to the adoption of discounted-priced strategy on sales of semi-finished goods in domestic market in order to accelerate inventory turnover and replenish operating funds for the year ended December 31, 2019.

General and administrative (G&A) expenses were US$35.4 million in 2019 compared to US$37.0 million in 2018, representing a decrease of 4.3%, or US$1.6 million. The decrease was primarily due to our approach to optimize management structure and enhancing efficiency and partially offset by the increase of professional fee.

Provision for doubtful accounts was US$62.8 million in 2019 compared to nil in 2018. As of December 31, 2019, our main UAE customer had US$62.8 million of overdue accounts receivable and the customer failed to make payments within the extended period under the agreed extended repayment plan. Based on its assessment of the collectability of the amounts due from the customer, the Company provided an allowance for doubtful accounts of US$62.8 million for the year ended December 31, 2019.

Research and development expenses were US$50.3 million in 2019 compared with US$60.6 million in 2018, representing a decrease of US$10.3 million, or 17.0%. This decrease was due to (i) a decrease of US$6.5 million in raw materials consumption, (ii) a decrease of US$3.6 million in salary and welfare for R&D personnel, and (iii) a decrease of US$0.2 million in depreciation. As of December 31, 2019, the number of ongoing research and development projects was 357.

Total operating income was US$69.4 million in 2019 compared to US$112.0 million in 2018, representing a decrease of 38.0% or US$42.6 million. The decrease in 2019 was primarily due to the provision for doubtful accounts of $62.8 million made for a UAE customer, the slightly lower gross profit for the year ended December 31, 2019, and partially offset by the lower selling expenses, G&A expenses and R&D expenses.

Net interest expense was US$65.8 million in 2019, compared to net interest expense of US$47.0 million in 2018, representing an increase of 40.0% or US$18.8 million, primarily due to  (i) the increase of the average short-term and long-term loan balance in the amount of US$912.8 million for the year ended December 31, 2019, compared to US$861.0 million of the same period in 2018; (ii) the increase of the average loan interest rate of 5.5% for the year ended December 31, 2019 compared to 4.6% of the same period in 2018; (iii) the decrease of interest income resulting from the average interest rate decreased to 0.6% for the year ended December 31, 2019 compared to 0.9% of the same period in 2018, and (iv) the decrease of average deposit balance in the amount of US$222.1 million for the year ended December 31, 2019 compared to US$449.5 million for the same period in 2018.

Income tax expense was US$14.0 million for fiscal 2019, representing an effective income tax rate of 82.1%, compared to income tax expense of US$7.7 million in fiscal 2018, representing an effective income tax rate of 10.1%. The increase of effective income tax rate in 2019 was primarily due to the increased operating loss in Dubai Xinda. The effective income tax rate for the year ended December 31, 2019 differs from the PRC statutory income tax rate of 25% primarily due to the continuous operating loss occurred in overseas subsidiaries such as Dubai Xinda and Xinda Holding (HK), and partially offset by the R&D expenses additional deduction of the major PRC operating entities, the reversal of the unrecognized tax benefits accrued in 2013, and Sichuan Xinda’s preferential income tax rate.

Net income was US$3.1 million in fiscal 2019, as compared to US$68.3 million in fiscal 2018, representing a decrease of $65.2 million, or 95.5%. Earnings per share were $0.05 in fiscal 2019, compared to earnings per share of $1.03 in fiscal 2018.

The average number of shares used in the computation of basic and diluted earnings per share for the fiscal year 2019 was 55.2 million, compared to 50.3 million shares for fiscal 2018.

Earnings before interest, tax, depreciation and amortization (EBITDA) was $145.0 million for the fiscal year 2019 as compared to EBITDA of $173.3 million for fiscal 2018, representing a decrease of $28.3 million, or 16.3%. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Financial Condition

As of December 31, 2019, the Company had US$228.4 million in the total amount of cash and cash equivalents and restricted cash, a decrease of US$138.6 million or 37.8% as compared to US$367.0 million as of December 31, 2018. Working capital was negative US$14.1 million (current assets minus current liabilities) and the current ratio (current assets divided by current liabilities) was 1.0, as compared to the current ratio of 0.9 as of December 31, 2018. Stockholders’ equity as of December 31, 2019 was $836.4 million, an increase of 11.7% as compared to $748.9 million as of December 31, 2018 mainly due to the conversion of Series D Preferred Stock into common stock on September 26, 2019.

Inventories increased by 3.6% as a result of more purchases of the raw materials for the upcoming orders. Accounts receivable decreased by 24.6% mainly due to the provision of doubtful accounts of US$62.8 million for a UAE customer's as a result of estimated probable collection issue. Prepaid expenses and other current assets increased by 30.0% or US$39.6 million primarily because (i) advances to suppliers for purchasing raw materials increased by US$61.9 million; (ii) value added taxes receivables increased by US$1.5 million, partially offset by (iii) other prepaid expenses decreased by US$10.8 million, which mainly included prepaid miscellaneous service fee, staff advance and interest receivable; and (iv) consideration for sales of Shanghai Sales decreased by US$7.3 million. Property, plant and equipment increased by 7.0% as the equipment for upgrading existing 100,000 metric tons of engineering plastics facilities was partially delivered in 2019. The aggregate short-term and long-term bank loans increased by 19.2% due to using the line of credits to support operating and investing activities in HLJ Xinda Group and Sichuan Xinda. We define the manageable debt level as the sum of aggregate short-term and long-term loans over total assets.

Recent Development

On May 8, 2020, the Board of Directors (the “Board”) of the Company received a preliminary nonbinding proposal letter from Mr. Han, the Chairman and Chief Executive Officer, XD. Engineering Plastics Company Limited (together with Mr. Han, the “Buyer Group”), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, proposing to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Group in a “going-private” transaction for US$1.1 per share of common stock of the Company in cash, subject to certain conditions. The proposal letter states that the Buyer Group expects that the Board will appoint a special committee of independent and disinterested directors to consider the proposal and make a recommendation to the Board. As of the date of the proposal letter, the Buyer Group beneficially owns the Shares representing approximately 70% of the voting power and approximately 50.1% of the share capital of the Company.  The Board has established a special committee (the “Special Committee”), consisting of the following independent directors of the Company: Mr. Linyuan Zhai, Mr. Huiyi Chen and Mr. Guanbao Huang, with Mr. Huiyi Chen serving as chairperson of the Special Committee. The Special Committee will be responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. On May 15, 2020, the Special Committee has retained Duff & Phelps, LLC as its financial advisor and Hogan Lovells as its legal counsel to assist it in its review and evaluation of the proposed transaction. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with the Buyer Group or any other transaction will be approved or consummated.

Financial Guidance and Business Outlook

As a result of the outbreak of COVID-19 in the PRC, China Auto Industry production and sales drastically decreased by 33.4% and 31.14% for the first four months of 2020, according to the China Association of Automobile Manufacturers. It has a ripple effect and impact throughout China auto supply chain, including the Company.

Due to the fact that the Company had temporarily closed its manufacturing facilities and offices in the PRC in accordance with the requirement of the PRC government, the occurrence of the ongoing COVID-19 pandemic has had a material adverse effect on our business operations. In light of these circumstances and continuing uncertainties, the Company will not be able to forecast our financial guidance for fiscal 2020 until further notice.

About Non-GAAP Financial Measure

To supplement the Company's consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company uses in this press release the following measure defined as non-GAAP financial measures by the United States Securities and Exchange Commission: EBITDA. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned "Reconciliation of GAAP and non-GAAP Results" set forth at the end of this press release. The Company's management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company's historical performance. This adjusted measure should not be considered an alternative to net income (loss), or any other measure of financial performance presented in accordance with U.S. GAAP, and is not necessarily comparable to a similarly titled measure of any other company. The accompanying tables have more details on the reconciliation between non-GAAP financial measure and its most directly comparable GAAP financial measure.

Conference Call

China XD Plastics’ senior management will host a conference call at 8:00 am Eastern Time on Monday, June 1, 2020, to discuss its fourth quarter and full year 2019 financial results.

Due to the outbreak of COVID-19, operator assisted conference calls are not available at the moment. All participants must preregister online prior to the call to receive the dial-in details.

Participants can register for the conference call by navigating to http://apac.directeventreg.com/registration/event/2497299. Once preregistration has been completed, participants will receive dial-in numbers, an event passcode, and a unique registrant ID.

To join the conference, please dial the number you receive, enter the event passcode followed by your unique registrant ID, and you will be joined to the conference instantly.

A recording of the conference call will be available through June 8th, 2020 by calling +1-855-452-5696 (for callers in the U.S.), +61 2 8199 0299 (for International callers) and entering passcode 2497299.

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://chinaxd.net/.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of December 31, 2019, 633 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S.  Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s growth potential in international markets; the effectiveness and profitability of the Company’s product diversification strategy; the impact of the Company’s product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of the Company’s ongoing mix shift to more advanced products; the prospect of the Company’s facilities in various regions. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers,  and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Co., Ltd.

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net

Financial Tables Follow -

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	17,201,775	41,301,817
Restricted cash	211,231,244	325,690,023
Accounts receivable, net of allowance for doubtful accounts	222,072,053	294,688,288
Inventories	642,509,534	620,033,195
Prepaid expenses and other current assets	171,848,122	132,218,528
Total current assets	1,264,862,728	1,413,931,851
Property, plant and equipment, net	830,319,716	775,941,280
Land use rights, net	-	29,796,795
Long-term prepayments to equipment and construction suppliers	495,570,421	530,636,319
Operating lease right-of-use assets, net	44,149,955	-
Other non-current assets	979,428	3,212,986
Total assets	2,635,882,248	2,753,519,231

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans, including current portion of long-term bank loans	680,174,859	729,666,920
Bills payable	400,671,063	618,166,453
Accounts payable	57,458,673	84,958,469
Amounts due to related parties	26,251,919	18,365,738
Income taxes payable	26,458,837	15,975,367
Operating lease liabilities, current	1,388,555	-
Accrued expenses and other current liabilities	86,550,388	126,926,898
Total current liabilities	1,278,954,294	1,594,059,845
Long-term bank loans, excluding current portion	322,456,413	111,808,244
Deferred income	92,639,620	99,583,477
Operating lease liabilities, non-current	14,429,434	-
Other non-current liabilities	91,028,376	101,573,772
Total liabilities	1,799,508,137	1,907,025,338

Redeemable Series D convertible preferred stock (redemption amount of US$280,650,800 as of December 31, 2018)	-	97,576,465
Stockholders' equity:
Series B preferred stock	100	100
Common stock, US$0.0001 par value, 500,000,000 shares authorized, 66,969,841 and 50,969,841 shares issued, 66,948,841 and 50,948,841 shares outstanding as of December 31, 2019 and 2018, respectively	6,697	5,097
Treasury stock, 21,000 shares at cost	(92,694)	(92,694)
Additional paid-in capital	184,208,447	86,633,582
Retained earnings	720,159,368	717,103,890
Accumulated other comprehensive loss	(67,907,807)	(54,732,547)
Total stockholders' equity	836,374,111	748,917,428
Commitments and contingencies	-	-
Total liabilities, redeemable convertible preferred stock and stockholders' equity	2,635,882,248	2,753,519,231

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,		Three-Month Period Ended December 31,
	2019	2018	2019	2018
	US$	US$	US$	US$

Revenues	1,448,204,826	1,274,833,282	310,505,848	349,825,989
Cost of revenues	(1,228,809,155))	(1,055,220,493)	(266,815,104)	(287,461,458)
Gross profit	219,395,671	219,612,789	43,690,744	62,364,531

Selling expenses	(1,465,697))	(10,068,971)	(509,397)	(2,714,095)
General and administrative expenses	(35,370,445))	(36,985,700)	(14,831,344)	(8,644,155)
Provision for doubtful accounts	(62,811,125)	-	(62,811,125)	-
Research and development expenses	(50,329,809))	(60,576,574)	(10,807,113)	(26,895,719)
Total operating expenses	(149,977,076))	(107,631,245)	(88,958,979)	(38,253,969)

Operating income (loss)	69,418,595	111,981,544	(45,268,635)	24,110,562

Interest income	1,377,040	3,977,116	148,871	369,980
Interest expense	(67,242,641))	(51,031,735)	(20,646,777)	(13,469,069)
Foreign currency exchange gains (losses)	2,887,336	5,710,754	(2,088,301)	(353,574)
Losses on foreign currency option contracts	-	(520,981)	-	-
Gains (losses) on disposal of subsidiaries	518,491	(214,557)	-	(214,557)
Government grants	10,133,355	6,124,393	5,021,918	2,122,647
Total non-operating expenses, net	(52,326,419))	(35,955,010)	(17,564,289)	(11,544,573)

Income (loss) before income taxes	17,092,176	76,026,534	(62,832,524)	12,565,989

Income tax (expense) benefit	(14,036,698)	(7,713,113)	(2,169,243)	458,512

Net income (loss)	3,055,478	68,313,421	(65,001,767)	13,024,501

Earnings (losses) per common share:
Basic and diluted	0.05	1.03	(0.97)	0.20
Net Income (loss)	3,055,478	68,313,421	(65,001,767)	13,024,501

Other comprehensive income (loss)
Foreign currency translation adjustment, net of nil income taxes	(13,175,260))	(35,647,804)	11,557,283	2,493,897

Comprehensive income (loss)	(10,119,782)	32,665,617	(53,444,484)	15,518,398

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Series B Preferred Stock		Common Stock					Accumulated
	Number of Shares	Amount	Number of Shares	Amount	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Loss	Total Stockholders' Equity
		US$		US$	US$	US$	US$	US$	US$
Balance as of January 1, 2018	1,000,000	100	49,727,731	4,975	(92,694)	83,159,893	648,790,469	(19,084,743)	712,778,000
Net income	—	—	—	—	—	—	68,313,421	—	68,313,421
Other comprehensive loss - Foreign currency translation adjustment, net of nil income taxes	—	—	—	—	—	—	—	(35,647,804)	(35,647,804)
Stock based compensation	—	—	—	—	—	3,353,811	—	—	3,353,811
Exercise of stock options	—	—	500,000	50	—	119,950	—	—	120,000
Vesting of unvested shares	—	—	721,110	72	—	(72)	—	—	—
Balance as of December 31, 2018	1,000,000	100	50,948,841	5,097	(92,694)	86,633,582	717,103,890	(54,732,547)	748,917,428
Net income	—	—	—	—	—		3,055,478	—	3,055,478
Conversion of Series D Preferred Stock to common stock	—	—	16,000,000	1,600	—	97,574,865	—	—	97,576,465
Other comprehensive loss - Foreign currency translation adjustment, net of nil income taxes	—	—	—	—	—	—	—	(13,175,260)	(13,175,260)

Balance as of December 31, 2019	1,000,000	100	66,948,841	6,697	(92,694)	184,208,447	720,159,368	(67,907,807)	836,374,111

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018
	US$	US$
Cash flows from operating activities:
Net income	3,055,478	68,313,421
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	59,416,674	46,282,307
Amortization of ROU assets	1,246,459	—
Stock-based compensation	—	3,353,811
Provision for doubtful accounts	62,811,125	—
Amortization of issuance cost for syndicated loans	244,505	1,736,535
Gains on foreign currency option contracts	—	(1,070,779)
Foreign currency exchange gains	(2,959,910)	(5,425,545)
Losses (gains) on disposals of property, plant and equipment	(536,500)	2,423,326
Losses (gains) on disposal of subsidiaries	(518,491)	214,557
Deferred income tax benefit	(2,017,823)	(1,917,993)
Changes in operating assets and liabilities:
Accounts receivable	9,267,736	(5,147,409)
Inventories	(32,889,557)	(228,481,188)
Prepaid expenses and other current assets	(35,220,965)	(39,949,682)
Value added tax in long-term prepayments to equipment suppliers	(11,716,377)	(50,794,483)
Other non-current assets	(177,474)	49,182
Bills payable	(209,898,423)	391,738,736
Accounts payable	(26,818,422)	(148,839,736)
Income taxes payable	10,508,217	(1,701,689)
Operating lease liabilities, current	(1,010,019)	—
Accrued expenses and other current liabilities	(1,030,675)	38,528,151
Deferred income	(6,400,297)	(4,917,452)
Other non-current liabilities	(5,283,500)	(3,000,815)
Net cash (used in) provided by operating activities	(189,928,239)	61,393,255
Cash flows from investing activities:
Purchases of and deposits for property, plant and equipment	(154,115,880)	(429,205,807)
Refund of prepayment for property and equipment purchase	15,703,238	120,532,191
Net proceeds from sales of subsidiaries	7,282,029	(41,631)
Government grant related to construction of plant and equipment	1,007,410	10,281,222
Proceeds from maturity of time deposits	—	540,066,526
Purchase of time deposits	—	(255,518,597)
Proceeds from disposal of property, plant and equipment	—	416,968
Deposits for acquisition of equity	—	(3,506,048)
Refund of deposits for acquisition of equity	—	15,299,214
Net cash used in investing activities	(130,123,203)	(1,675,962)
Cash flows from financing activities:
Proceeds from bank borrowings	2,230,043,190	1,238,947,716
Repayment of bank borrowings	(2,048,519,876)	(1,255,214,637)
Proceeds from interest-free advances from related parties	84,869,533	22,145,247
Repayment of interest-free advances from related parties	(76,079,512)	(3,779,509)
Payments of issuance cost for syndicated loans	(4,443,946)	—
Investment received in advance from a related party	—	75,567,512
Refund investment received in advance from a related party	—	(75,567,512)
Proceeds from exercise of stock options	—	120,000
Net cash provided by financing activities	185,869,389	2,218,817
Effect of foreign currency exchange rate changes on cash and cash equivalents and restricted cash	(4,376,768)	(15,035,935)
Net (decrease) increase in cash, cash equivalents and restricted cash	(138,558,821)	46,900,175
Cash, cash equivalents and restricted cash at beginning of year	366,991,840	320,091,665
Cash, cash equivalents and restricted cash at end of year	228,433,019	366,991,840
Supplemental disclosure of cash flow information:
Interest paid, net of US$3,751,573 and US$2,416,818 capitalized for the years ended December 31, 2019 and 2018, respectively	64,647,104	43,664,817
Income taxes paid	10,446,472	17,982,507
Non-cash investing and financing activities:
Conversion of Series D preferred stock to common stock	97,576,465	—
Accrual for issuance cost for syndicated loans	2,780,000	—
Accrual for purchase of equipment and construction included in accrued expenses and other current liabilities	1,302,739	6,188,847
Receivable for disposal of property, plant and equipment	852,970	—
Consideration receivable for the disposal of a subsidiary	—	7,285,231

The following table shows a reconciliation of cash, cash equivalents and restricted cash on the consolidated balance sheets to that presented in the above consolidated statements of cash flows.

	December 31,
	2019	2018
	US$	US$

Cash and cash equivalents	17,201,775	41,301,817
Restricted cash	211,231,244	325,690,023
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	228,433,019	366,991,840

CHINA XD PLASTICS COMPANY LIMITED
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
(Amounts expressed in United States Dollars)

	Years Ended		Three-Month Period Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss) -GAAP	$3,055,478	$68,313,421	$(65,001,767)	$13,024,501
Interest expense	67,242,641	51,031,735	20,646,777	13,469,069
Provision for income taxes	14,036,698	7,713,113	2,169,243	(458,512)
Depreciation and amortization expense	59,416,674	46,282,307	14,132,077	12,333,626
Amortization of operating lease right-of-use assets	1,246,459	—	773,019	—
EBITDA	144,997,950	173,340,576	(27,280,651)	38,368,684